Exhibit 5.1

             Opinion and Consent of Brobeck, Phleger & Harrison LLP

June 27, 2002

                                                                     EXHIBIT 5.1

                                                 Brobeck, Phleger & Harrison LLP
                                                            12390 El Camino Real
                                                San Diego, California 92130-2081
                                                                 www.brobeck.com

Ligand Pharmaceuticals Incorporated
10275 Science Center Drive
San Diego, California 92121

Re: Ligand Pharmaceuticals Incorporated Registration Statement on Form S-8 for (i) 6,825,529 Shares of Common Stock and Related Stock Options issuable under the 2002 Stock Incentive Plan, and (ii) 123,000 Shares of Common Stock issuable under the 2002 Employee Stock Purchase Plan.

Ladies and Gentlemen:

We have acted as counsel to Ligand Pharmaceuticals Incorporated, a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of
(i) 6,825,529 shares of common stock (the "Common Stock") and related stock options for issuance under the Company's 2002 Stock Incentive Plan, (the "Stock Plan"), and (ii) 123,000 shares of Common Stock under the Company's 2002 Employee Stock Purchase Plan, (the "Employee Plan"). All of such shares of Common Stock are collectively referred to herein as the "Shares."

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment of the Stock Plan and the Employee Plan. Based on such review, we are of the opinion that if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the Stock Plan and in accordance with the Registration Statement, or (b) duly authorized direct stock issuances in accordance with the Stock Plan and the Employee Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Stock Plan, the Employee Plan or the Shares.

Very truly yours,

/S/BROBECK, PHLEGER & HARRISON LLP

BROBECK, PHLEGER & HARRISON LLP